CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated December 16, 2019 with respect to the audited consolidated financial statements of CleanSpark, Inc. and its subsidiaries (the “Company”) (which report expresses an unqualified opinion) and relating to the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion) appearing in the Company’s Annual Report on Form 10-K of the Company for the year ended September 30, 2019. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

September 22, 2020